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                                                                     EXHIBIT 5.1


                                [MTHM Letterhead]










                                  June 30, 2000


OptiMark Holdings, Inc.
10 Exchange Place Centre, 24th Floor
Jersey City, New Jersey 07302

      Re: Registration Statement on Form S-8 of OptiMark Holdings, Inc. Relating to the Issuance of Shares of Common Stock Pursuant to the Stock Option Plan and 1999 Stock Plan

Ladies and Gentlemen:

      We have acted as special counsel to OptiMark Holdings, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 18,200,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), to be issued pursuant to the provisions of the Company's Stock Option Plan and the 1999 Stock Plan (together, the "Plans"). We have examined such records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

      We are of the opinion that the Shares have been duly authorized by the Company, and when issued and paid for in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and non-assessable.

      We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Commission thereunder.

                                    Very truly yours,

                                    /s/ Milbank, Tweed, Hadley & McCloy LLP

MLW/RSR